FOR ADDITIONAL INFORMATION, CONTACT:

                                            Lorraine Anastasio
                                            ARTISOFT, INC.
                                            617-354-0600 x190
                                            Lanastasio@artisoft.com
                                            -----------------------



                         ARTISOFT NAMES FRANK GIRARD TO
                               BOARD OF DIRECTORS

   GIRARD BRINGS OVER TWO DECADES OF TELECOMMUNICATIONS EXPERTISE TO ARTISOFT

CAMBRIDGE, MASS. - OCTOBER 7, 1998 -Artisoft(R), Inc. (NASDAQ: ASFT) is pleased to announce that Francis E. Girard, president and CEO of Comverse Network Systems (NASDAQ: CMVT) has been appointed to the Artisoft board of directors.

Mr. Girard's impressive career includes several high-profile positions within the telecommunications and computing industries, including membership on the Comverse Technology, Inc. board of directors. Prior to joining Comverse, Mr. Girard was president and CEO of Boston Technology, which merged into Comverse Network Systems, a subsidiary of Comverse Technology, Inc., and vice president of sales, marketing and support for NEC Information Systems, Inc. In addition, Mr. Girard is a Director of the Massachusetts Telecommunications Council.

"Frank's deep understanding of the telecommunications market place and rich history of high-technology business success will compliment Artisoft's knowledgeable board of directors," said Michael Downey, Artisoft's chairman of the board. "I look forward to working closely with him to develop new business strategies focused on the growth of Artisoft's computer telephony and communications software offerings."

"The indisputable trend towards the convergence of data and voice technologies provides Artisoft great opportunity within the computer telephony arena," said Frank Girard. "I look forward to contributing insight and strategy support to help Artisoft take advantage of this business growth potential."


ABOUT ARTISOFT
Artisoft, Inc. (NASDAQ: ASFT) of Cambridge, Mass., is a recognized leader in providing easy-to-use, affordable computer telephony and communications software solutions for small-to medium-size businesses. Artisoft's innovative software products have received more than 100 industry awards including "Product of the Year", "Best of Show" and "Editors' Choice" by PC MAGAZINE, VARBUSINESS, CT MAGAZINE and CTI MAGAZINE among others. The company distributes its products in more than 100 countries around the world. For more information, please call Artisoft at 800-914-9985 or visit HTTP://WWW.ARTISOFT.COM.

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"SAFE HARBOR"  STATEMENT UNDER THE PRIVATE  SECURITIES  LITIGATION REFORM ACT OF
1995:
This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are the impact of competitive products and pricing, product demand and market acceptance risks,
the  presence  of  competitors  with  greater   financial   resources,   product
development and commercialization risks, costs associated with integration and administration of acquired operations, capacity and supply constraints or difficulties, the results of financing efforts and other factors detailed in the Company's filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q.

Artisoft, TeleVantage, Visual Voice and LANtastic are registered trademarks of Artisoft, Inc. Infofast, ModemShare, iShare, CoSession, ConfigSafe are trademarks of Artisoft, Inc. All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.